UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 25, 2015

AMERICAN EXPRESS CREDIT CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-6908	11-1988350
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)
200 Vesey Street New York, New York		10285
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (212) 640-2000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement

On August 3, 2011, American Express Credit Corporation (the “Company”) entered into an unsecured A$4,500,000,000 syndicated credit facility (the “Credit Facility”) with Citisecurities Limited, as facility agent, Citibank N.A., Sydney Branch, Commonwealth Bank of Australia, National Australia Bank Limited, and Westpac Banking Corporation, as mandated lead arrangers and bookrunners, and the other lenders from time to time party thereto. The Credit Facility was amended in 2013 and again in 2014 to provide for a final termination date of August 3, 2017.
On September 25, 2015 the Company repaid all outstanding loans under the Credit Facility and terminated the Credit Facility on that date in accordance with the Company’s right to terminate it prior to the termination date. The Company did not incur any early termination fees.
A copy of the Credit Facility was previously filed with the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2011, a copy of Amendment No. 1 was previously filed with the Company’s Current Report on Form 8-K dated July 19, 2013 and a copy of Amendment No. 2 was previously filed with the Company’s Current Report on Form 8-K dated July 29, 2014.

Certain of the lenders under the Credit Facility, or their affiliates, have, and in the future may engage in business transactions with the Company or its affiliates and have provided, and may in the future from time to time provide, certain commercial and investment banking, financial advisory, and other services in the ordinary course of business for the Company and its subsidiaries, for which they have in the past and may in the future receive customary fees and commissions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN EXPRESS CREDIT CORPORATION (REGISTRANT)
By:	/s/ Carol V. Schwartz
Name: Carol V. Schwartz
Title: Secretary

Date: October 1, 2015